EXHIBIT 99.1



                               PRESS RELEASE

                                                             December 22, 2005


Philadelphia, Pennsylvania
FOR RELEASE:  IMMEDIATELY

        PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES DECLARATION
          OF QUARTERLY CASH DIVIDEND AND DIVIDEND REINVESTMENT PLAN

Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq: PBIP) announced today that its Board of Directors at their meeting on December 21, 2005, declared a quarterly cash dividend of $0.04 per share on the common stock of the Company payable on January 31, 2006 to the shareholders of record at the close of business on January 13, 2006.

The Company also announced that its Board of Directors has approved the adoption of a Dividend Reinvestment Plan (the "Plan"). The Plan will enable registered shareholders to automatically reinvest dividends in shares of company stock as they are paid, and also to purchase additional shares of common stock on a quarterly basis. Plan enrollment materials and information will be distributed to shareholders in the coming weeks.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank, a Pennsylvania- chartered, FDIC-insured savings bank headquartered in Philadelphia, Pennsylvania. Prudential Savings Bank operates five full service offices located in Philadelphia and one office in Drexel Hill, Pennsylvania. At September 30, 2005, the Company had assets totaling $446.5 million, liabilities totaling $355.7 million and $90.8 million of shareholders' equity.

Contacts:

Thomas A. Vento, President and Chief Executive Officer, Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.

Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.